Exhibit 16

November 3, 2011

U.S. Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549-6010

Dear Ladies and Gentlemen:

We have read Item 4.01, and are in agreement with, the statements as they related to our firm being made by China Valves Technology, Inc. in Item 4.01 of its Form 8-K dated November 3, 2011, captioned “Changes in Registrant’s Certifying Accountant.” We have no basis to agree or disagree with the other statements contained therein.

/s/ Frazer Frost, LLP